UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 5, 2021
Date of Report (date of earliest event reported)

Fox Factory Holding Corp.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-36040	26-1647258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
6634 Hwy 53
Braselton, GA 30517
(Address of Principal Executive Offices) (Zip Code)
(831) 274-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FOXF	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2021, the Board of Directors (the “Board”) of Fox Factory Holding Corp., a Delaware corporation (the “Company”), appointed Thomas L. Fletcher, age 56, as the Company's President, Powered Vehicles Group ("PVG") Business and Corporate Strategy, effective May 5, 2021 (the “Effective Date”). From July 2020 to immediately prior to such appointment, Mr. Fletcher served as the Company’s Senior Vice President of Strategy and Platform Development. Prior to joining the Company, Mr. Fletcher served as a consultant for the Company from December 2019 until July 2020, and held various leadership positions at Flex Ltd. (“Flex”) where he was responsible for developing and deploying growth strategies and solutions for several Fortune 500 companies, including Apple, Nike, HP, and RIM. Before Flex, Mr. Fletcher held a variety of technical, business, and customer advocacy leadership roles in both hardware and software companies, including Lockheed Martin, Ariba, Rasna, and Freedom Motors. Mr. Fletcher holds a Master of Science degree in Aero / Astronautics from Stanford University and a Mechanical and Aeronautical Engineering degree from the University of California, Davis Campus. A copy of the related press release is attached as Exhibit 99.1 hereto.
From the Effective Date, Mr. Fletcher will serve as the President, PVG Business and Corporate Strategy and will have the normal duties, responsibilities, functions and authority customarily associated therewith and such other duties and responsibilities as may be appropriately assigned from time to time. In exchange for such services, the Company will increase Mr. Fletcher’s base salary to $375,000 per year (the “Base Salary”) commencing as of the Effective Date, payable in accordance with the Company's customary payroll practices. Mr. Fletcher’s annual bonus target opportunity will also increase to 55% of his Base Salary for the full calendar year based on the Company’s achievement of certain targets as determined and calculated by the Compensation Committee of the Board (the "Committee").
Mr. Fletcher will also be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. In addition, on May 4, 2021, the Committee approved grants to Mr. Fletcher, subject to the Board’s appointment of Mr. Fletcher as the Company’s President, PVG Business and Corporate Strategy and Mr. Fletcher executing a grant agreement in the form and with the limitations and restrictions approved by the Company, consisting of (i) an award of 1,155 time-based restricted stock units (RSU) with an initial grant date value of $177,500 that vest in three equal annual installments beginning on May 2, 2022; and (ii) a target award of 1,156 performance-based RSUs, which were equally divided between two-year and three-year performance measurement periods. The RSU awards only vest if Mr. Fletcher remains employed by the Company at the time of vesting. The performance-based RSU awards may range from 0% to 200% of the target award based on certain performance metrics during the applicable performance period. The vested performance-based RSU awards will be settled in shares of the Company’s common stock.
From January 1, 2020 until his appointment to the Company’s Senior Vice President of Strategy and Platform Development, Mr. Fletcher was paid $120,000 by the Company for his services as a consultant assisting with Company strategy. After his appointment to Senior Vice President of Strategy and Platform Development in July 2020, Mr. Fletcher’s 2020 compensation from the Company included $143,921.98 in base salary, $50,000 in bonus, and approximately $175,000 in RSU awards.
There is no arrangement or understanding between Mr. Fletcher and any other persons pursuant to which Mr. Fletcher was selected as President, PVG Business and Corporate Strategy. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Fletcher or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K, other than as set forth herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press Release, dated May 6, 2021.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fox Factory Holding Corp.
Date:	May 6, 2021	By:	/s/ Michael C. Dennison

Michael C. Dennison
Chief Executive Officer